Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 27, 2012 (except Notes 1, 2, 5, 6, 8, and 19, as to which the date is August 24, 2012) in the Registration Statement (Form S-4 No. 333-000000) and the related Prospectus of DPL Inc. for the registration of $450 million of 6.5% Senior Notes due 2016 and $800 million of 7.25% of Senior Notes due 2021.

/s/ Ernst & Young LLP

Cincinnati , Ohio

August 24, 2012